
                                                                    Exhibit 99.3

                                     FORM OF

                    AMENDED AND RESTATED SERVICING AGREEMENT

                          Dated as of [________], 2006

                                     between

                      GE DEALER FLOORPLAN MASTER NOTE TRUST

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                               as Master Servicer

                                        Amended and Restated Servicing Agreement

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                                TABLE OF CONTENTS

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                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

SECTION 1.1  Definitions.................................................     1
SECTION 1.2  Other Interpretive Matters..................................    10

                                   ARTICLE II
               APPOINTMENT OF MASTER SERVICER; CERTAIN DUTIES AND
                       RESPONSIBILITIES OF MASTER SERVICER

SECTION 2.1  Appointment of Master Servicer..............................    10
SECTION 2.2  Duties and Responsibilities of Master Servicer..............    11
SECTION 2.3  Unrelated Amounts...........................................    11
SECTION 2.4  Authorization of Master Servicer............................    11
SECTION 2.5  Servicing Fees..............................................    12
SECTION 2.6  Covenants of Master Servicer................................    13
SECTION 2.7  Reporting Requirements......................................    14
SECTION 2.8  Annual Master Servicer's Certificate........................    14
SECTION 2.9  Annual Independent Public Accountants' Servicing Report.....    14
SECTION 2.10 Notices to Transferor.......................................    15
SECTION 2.11 Collections.................................................    15
SECTION 2.12 Allocations and Disbursements...............................    15
SECTION 2.13 New Series..................................................    16
SECTION 2.14 Servicer Advances...........................................    16

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1  Representations and Warranties of Master Servicer...........    17

                                   ARTICLE IV
                 ADDITIONAL MATTERS RELATING TO MASTER SERVICER

SECTION 4.1  Covenants of Master Servicer Regarding the Transferred
             Receivables.................................................    18
SECTION 4.2  Merger or Consolidation of, or Assumption of the Obligations
             of Master Servicer..........................................    19
SECTION 4.3  Access to Certain Documentation and Information Regarding
             the Receivables.............................................    20

                                    ARTICLE V
                                SERVICER DEFAULTS

SECTION 5.1  Servicer Defaults...........................................    20

                                   ARTICLE VI
                            SUCCESSOR MASTER SERVICER

SECTION 6.1  Resignation of Master Servicer..............................    21
SECTION 6.2  Appointment of the Successor Master Servicer................    22
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                                TABLE OF CONTENTS
                                   (continued)

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SECTION 6.3  Duties of Master Servicer...................................    22
SECTION 6.4  Effect of Termination or Resignation........................    23

                                   ARTICLE VII
                                 INDEMNIFICATION

SECTION 7.1  Indemnities by Master Servicer..............................    23
SECTION 7.2  Limitation of Damages; Indemnified Persons..................    23
SECTION 7.3  Limitation on Liability of Master Servicer and Others.......    23

                                  ARTICLE VIII
                                  MISCELLANEOUS

SECTION 8.1  Notices.....................................................    24
SECTION 8.2  Binding Effect; Assignability...............................    25
SECTION 8.3  Termination; Survival of Obligations........................    25
SECTION 8.4  No Proceedings..............................................    25
SECTION 8.5  Complete Agreement; Modification of Agreement...............    25
SECTION 8.6  Amendments and Waivers......................................    25
SECTION 8.7  No Waiver; Remedies.........................................    26
SECTION 8.8  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY
             TRIAL.......................................................    26
SECTION 8.9  Counterparts................................................    27
SECTION 8.10 Severability................................................    27
SECTION 8.11 Section Titles..............................................    27
SECTION 8.12 Limited Recourse............................................    27
SECTION 8.13 Further Assurances..........................................    28
SECTION 8.14 Pledge of Assets............................................    28
SECTION 8.15 Waiver of Setoff............................................    28
SECTION 8.16 Limitation of Liability of the Trustee......................    28
SECTION 8.17 Continued Effectiveness of the Existing Servicing
             Agreement...................................................    29

Schedule 2.7 Reporting Requirements


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     This AMENDED AND RESTATED SERVICING AGREEMENT, dated as of [_____], 2006
(this "Agreement"), is entered into between GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as the Master Servicer (as defined below), and GE DEALER FLOORPLAN MASTER NOTE TRUST, a Delaware statutory trust ("Owner").

     WHEREAS, the parties hereto executed a servicing agreement, dated as of August 14, 2004 (the "Existing Servicing Agreement"), and now wish to amend and restate the Existing Servicing Agreement; and

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Servicing Agreement as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     SECTION 1.1 Definitions.

     "Account" means each Initial Account and, from and after the related Addition Date, each Additional Account. The term "Account" shall not include any Removed Accounts.

     "Account Schedule" is defined in the First Tier Agreement.

     "Addition Date" is defined in the First Tier Agreement.

     "Additional Accounts" means each individual revolving credit arrangement established by an Originator with a Dealer in connection with the Floorplan Business or the Asset Based Lending Business, which account is designated pursuant to the First Tier Agreement to be included as an Account and is identified in an Account Schedule delivered to the Indenture Trustee.

     "Accounts Receivable" means, with respect to any Dealer, all amounts shown on such Dealer's records as amounts payable by a customer (which may be a Dealer) in respect of goods or services sold by such Dealer to such customer.

     "Accounts Receivable Business" means the extensions of credit made by an Originator to Dealers in order to finance the Accounts Receivable of such Dealers.

     "Accounts Receivable Financing Agreement" means an accounts receivable financing agreement or accounts receivable purchase agreement entered into by an Originator with a Dealer in connection with the Accounts Receivable Business.

     "Administration Agreement" means the Administration Agreement, dated as of August 12, 2004, among the Administrator, the Trustee and the Owner.

     "Administrator" means GE Capital, in its capacity as Administrator under the Administration Agreement, or any other Person designated as Administrator under the Administration Agreement.

     "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the securities having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" is defined in the preamble.

     "Asset Based Lending Business" means the extensions of credit made by an Originator to Dealers in order to provide loans based on the value of certain assets of such Dealers.

     "Asset Based Lending Financing Agreement" means an asset based lending financing agreement entered into by an Originator and a Dealer in connection with the Asset Based Lending Business.

     "Authorized Officer" means (a) with respect to any bank, corporation or statutory trust, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer and each other officer or employee of such corporation or trustee of such trust specifically authorized in resolutions of the Board of Directors of such corporation or trustee of such trust to sign agreements, instruments or other documents on behalf of such corporation or statutory trust in connection with the transactions contemplated by the Servicing Agreement and the other Related Documents, and (b) with respect to a limited liability company, any officer or manager of such limited liability company; provided, that any Authorized Officer of the Transferor shall be considered to be an Authorized Officer of Owner.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, the State of Illinois or the State of Connecticut (or, with respect to any Series, any additional city specified by the related Indenture Supplement).

     "Class" means any class of Notes of any Series.

     "Closing Date" means August 12, 2004.

     "Collateral Security" means, with respect to any Receivable, (i) the security interest, if any, granted by or on behalf of the related Dealer in the related Products or Accounts Receivable that, in each case, constitute the primary collateral for such Receivable but does not include secondary collateral such as personal property, personal guarantees, mortgages on real estate, assignments of certificates of deposit or letters of credit and (ii) all Records in respect of such Receivable.


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

     "Collection Account" means the deposit account designated as such in the Indenture.

     "Collections" means, without duplication, all payments by or on behalf of Dealers received by the Master Servicer in respect of the Transferred Receivables (including proceeds from the realization upon any Collateral Security), in the form of cash, checks, wire transfers or any other form of payment. Collections of Non-Principal Receivables shall include all Recoveries. Amounts paid by Transferor pursuant to Section 2.5 of the Second Tier Agreement shall be deemed to be Principal Collections. Amounts paid by Transferor pursuant to Section 6.1(e) of the Second Tier Agreement shall be deemed to be Principal Collections to the extent that they represent the purchase price of Principal Receivables. Amounts paid by the Master Servicer pursuant to Section 2.6 shall be deemed to be Principal Collections.

     "Commission" means the Securities and Exchange Commission.

     "Credit and Collection Policies" means the credit and collection policies adopted by Owner pursuant to the Credit and Collection Policies Resolution, as such credit and collection policies may be amended or modified from time to time.

     "Credit and Collection Policies Resolution" means a resolution adopted by the Owner on or prior to the Closing Date.

     "Custodian" means Wilmington Trust Company, as custodian under the Custody and Control Agreement.

     "Custody and Control Agreement" means the Custody and Control Agreement dated as of August 12, 2004, among Owner, the Custodian and the Indenture Trustee.

     "Dealer" means a Person engaged generally in the business of purchasing consumer or commercial goods from a manufacturer or distributor thereof and holding such goods for sale or lease in the ordinary course of business or a Person engaged generally in the business of manufacturing or distributing consumer or commercial goods for sale to Dealers in the ordinary course of business.

     "Debtor Relief Laws" means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally.

     "Defaulted Receivable" is defined in the First Tier Agreement.

     "Delinquent Receivable" is defined in Section 2.14.

     "Determination Date" means, unless otherwise specified in any Indenture Supplement with respect to the related Series, the second Business Day preceding each Payment Date.

     "Eligible Servicer" means the Indenture Trustee, a wholly owned subsidiary of the Indenture Trustee or an entity that, at the time of its appointment as
Servicer: (a) is servicing a


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portfolio of dealer floorplan loans (or is a successor to an entity that was engaged and continues to be engaged in such servicing); (b) is legally qualified and has the capacity to service the Accounts; (c) is qualified (or licensed) to use the software that is then being used to service the Accounts or obtains the right to use, or has its own, software which is adequate to perform its duties under this Agreement; (d) has the ability to professionally and competently service a portfolio of similar accounts; and (e) has a net worth of at least $50,000,000 as of the end of its most recent fiscal quarter.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Existing Servicing Agreement" is defined in the recitals.

     "Financing Agreement" means any Wholesale Financing Agreement, Accounts Receivable Financing Agreement or Asset Based Lending Financing Agreement.

     "First Tier Agreement" means the Receivables Sale Agreement, dated as of August 12, 2004, among the Originators and the Transferor.

     "Floorplan Agreement" means an agreement entered into by an Originator and a Manufacturer establishing certain terms and conditions for the financing of such Manufacturer's Dealers by such Originator, which may include such Manufacturer's agreement, among other matters, to repurchase from, or remarket for, such Originator Products sold by such Manufacturer to any of its Dealers and financed by such Originator under a Wholesale Financing Agreement if such Originator acquires possession of such Products because of a default by such Dealer under such Wholesale Financing Agreement, whether by repossession, voluntary surrender or other circumstances.

     "Floorplan Business" means the extensions of credit made by an Originator to Dealers in order to finance Products purchased by Dealers from Manufacturers for sale or lease by such Dealers.

     "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Indemnified Amounts" means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

     "Indenture" means the Master Indenture dated as of August 12, 2004, between Owner and the Indenture Trustee.

     "Indenture Supplement" means, with respect to any Series, a supplement to the Indenture, executed and delivered in connection with the original issuance of the Notes of such Series.


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

     "Indenture Trustee" means, at any time, the Person acting as indenture trustee under the Indenture.

     "Initial Account" means each individual revolving credit arrangement established by an Originator with a Dealer which was identified in the Account Schedule delivered to the Indenture Trustee on or prior to the Closing Date.

     "Instructions" is defined in the Custody and Control Agreement.

     "Insurance Proceeds" with respect to an Account means any amounts received by the Master Servicer pursuant to any policy of insurance which are required to be paid to an Originator pursuant to a Wholesale Financing Agreement, Accounts Receivable Financing Agreement or Asset Based Lending Financing Agreement.

     "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

     "Litigation" means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

     "Manufacturer" means a Person engaged generally in the business of manufacturing or distributing Products for sale or lease to Dealers in the ordinary course of business.

     "Manufacturer Discount Amount", with respect to a Receivable, means an amount equal to the excess, if any, of (a) the invoice price of the related Product over (b) the amount that the applicable Manufacturer agrees to accept from an Originator in order to permit the applicable Dealer to obtain a "free flooring" period during which such Dealer is not required to pay interest (or pays interest at a reduced rate) in respect of such Receivable.

     "Manufacturer Subsidy Amount", with respect to a Receivable, means an amount that the applicable Manufacturer has agreed to pay in respect of such Receivable (at any time or from time to time) after such Receivable has been originated in order to permit the applicable Dealer to obtain a "free flooring" period during which such Dealer is not required to pay interest (or pays interest at a reduced rate) in respect of such Receivable.

     "Master Servicer" means GE Capital or any other Person designated as a Successor Master Servicer.

     "Material Adverse Effect" means a material adverse effect on (a) the ability of Master Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (b) the validity or enforceability of any Related Document or the rights and


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

remedies of Owner under any Related Document or (c) the Transferred Receivables (including the collectibility of the Transferred Receivables and the security and other rights securing and supporting the payment of the Transferred Receivables), the Financing Agreements or the ownership interests or Liens of Owner thereon or the priority of such interests or Liens.

     "Monthly Period" means each calendar month.

     "Monthly Servicing Fee" is defined in Section 2.5.

     "Moody's" means Moody's Investors Service, Inc.

     "New Issuance" is defined in Section 2.13.

     "Non-Principal Collections" means the sum of (a) Collections of interest and all other non-principal charges (including insurance service fees and handling fees) on the Receivables; (b) all Recoveries; (c) all interest and earnings on investments included in the Excess Funding Account (as defined in the Indenture), net of losses and investment expenses; (d) payments by Dealers of Manufacturer Discount Amounts; and (e) payments by Manufacturers of Manufacturer Subsidy Amounts.

     "Non-Principal Receivables" with respect to any Account means (i) all amounts billed to the related Dealer in respect of interest and all other non-principal charges and (ii) without duplication, all amounts owed in respect of Manufacturer Discount Amounts and Manufacturer Subsidy Amounts.

     "Noteholder" is defined in the Indenture.

     "Notes" means all notes issued by the Owner pursuant to the Indenture and the applicable Indenture Supplements.

     "Officer's Certificate" means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

     "Opinion of Counsel" is defined in the Indenture.

     "Originator" means a Person that is party from time to time to the First Tier Agreement as a "Seller".

     "Outstanding" is defined in the Indenture.

     "Owner" is defined in the preamble.

     "Participation Interest" is defined in the First Tier Agreement.

     "Payment Date" means, except as otherwise specified for any Series in the related Indenture Supplement, the twentieth (20th) day of each calendar month, or if the twentieth (20th) day is not a Business Day, the next Business Day.

     "Payment Date Shortfall" is defined in Section 2.14.


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

     "Permitted Investments" is defined in the Custody and Control Agreement.

     "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust (including a business trust), association, corporation, limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

     "Principal Collections" means all Collections other than Non-Principal Collections. Amounts paid by an Originator pursuant to Section 2.5 of the First Tier Agreement shall be deemed to be Principal Collections. To the extent not duplicative of the preceding sentence, amounts paid by Transferor pursuant to
Section 2.5 of the Second Tier Agreement shall be deemed to be Principal Collections. Amounts paid by Transferor pursuant to Section 6.1(e) of the Second Tier Agreement shall be deemed to be Principal Collections to the extent that they represent the purchase price of Principal Receivables. Amounts paid by the Master Servicer pursuant to Section 2.6 shall be deemed to be Principal Collections.

     "Principal Receivable" with respect to an Account means amounts shown on Owner's records as Receivables (other than such amounts which represent Non-Principal Receivables due from the related Dealer).

     "Products" means the commercial and consumer goods held or to be held by Dealers for sale or lease and financed by an Originator.

     "Rating Agency" is defined in the Indenture.

     "Rating Agency Condition" is defined in the Indenture.

     "Receivable" means, with respect to an Account, all amounts payable (including interest, finance charges and other charges), and the obligation to pay such amounts, by the related Dealer from time to time in respect of advances made by an Originator to or on behalf of such Dealer in connection with the Floorplan Business, the Accounts Receivable Business or the Asset Based Lending Business, as the case may be, together with the group of writings evidencing such amounts and the security interest created in connection therewith and all of the rights, remedies, powers and privileges thereunder (including under the related Financing Agreement); provided that if a Participation Interest has been created in respect of such Account, whether before or after that Account has been designated as an Account, the amounts so payable by the related Dealer that are allocable to such Participation Interest shall not be part of the "Receivables" in respect of such Account. A Receivable that, prior to its transfer to the Transferor, was subject to a participation from an Originator in favor of another Originator shall be considered a Receivable.

     "Records" means all Financing Agreements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by Transferor, an Originator, Master Servicer, any Sub-Servicer or Owner with respect to the Transferred Receivables and the Dealers thereunder.


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

     "Recoveries" on any Determination Date shall mean all amounts received, including Insurance Proceeds, during the Monthly Period immediately preceding such Determination Date with respect to Receivables which have previously become Defaulted Receivables.

     "Related Documents" means this Agreement, the Indenture, the Indenture Supplements and all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of Master Servicer, or any employee of Master Servicer, and delivered in connection with any of the foregoing or the transactions contemplated thereby.

     "Removed Accounts" is defined in the First Tier Agreement.

     "Requirements of Law" means, as to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

     "S&P Condition" is defined in the Indenture.

     "Securities Act" means the Securities Act of 1933.

     "Second Tier Agreement" means the Receivables Purchase and Contribution Agreement dated as of August 12, 2004, between the Transferor and Owner.

     "Series" means any series of Notes, which may include within any such Series a Class or Classes of Notes subordinate to another such Class or Classes of Notes of the same Series.

     "Series Account" means any deposit, trust, escrow or similar account maintained for the benefit of the Noteholders of any Series or class, as specified in any Indenture Supplement.

     "Series Closing Date" means, with respect to any Series, the date of issuance of such Series.

     "Servicer Advance" is defined in Section 2.14.

     "Servicer Default" is defined in Section 5.1.

     "Servicer Indemnified Person" is defined in Section 7.1.

     "Servicer Termination Notice" means any notice by the Indenture Trustee or holders of Notes representing more than fifty percent (50%) of the Outstanding Principal Balance (as defined in the Indenture) to Master Servicer and the Indenture Trustee, respectively, that (a) a Servicer Default has occurred and
(b) Master Servicer's appointment under this Agreement has been terminated.


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

     "Servicing Records" means all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by Master Servicer with respect to the Transferred Receivables and the Dealers thereunder.

     "Sub-Servicer" means any Person with whom Master Servicer enters into a Sub-Servicing Agreement.

     "Sub-Servicing Agreement" means any written contract entered into between Master Servicer and any Sub-Servicer pursuant to and in accordance with Section
2.1 relating to the servicing, administration or collection of the Transferred Receivables.

     "Successor Master Servicer" is defined in Section 6.2.

     "Transfer Date" means the Business Day preceding each Payment Date.

     "Transferor" means CDF Funding, Inc., a Delaware corporation.

     "Transferred Receivable" means each Receivable purchased or otherwise acquired by Owner pursuant to the Second Tier Agreement, but excluding Receivables that have been repurchased by an Originator pursuant to the First Tier Agreement or assigned to Master Servicer pursuant to this Agreement.

     "Trust Accounts" is defined in the Custody and Control Agreement.

     "Trust Agreement" means the Amended and Restated Trust Agreement relating to Owner, dated as of August 12, 2004, between Transferor and the Trustee.

     "Trustee" means The Bank of New York (Delaware), not in its individual capacity but as Trustee under the Trust Agreement, its successors in interest and any successor Trustee under the Trust Agreement.

     "UCC" means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

     "Unrelated Amounts" is defined in Section 2.3.

     "Wholesale Financing Agreement" means a wholesale financing agreement entered into by an Originator and a Dealer in order to finance Products purchased by such Dealer from a Manufacturer.

     SECTION 1.2 Other Interpretive Matters. All terms defined directly or by incorporation in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (b) references to any month, quarter or


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

year refer to a calendar month, quarter or year; (c) terms defined in Article 9 of the UCC and not otherwise defined in this Agreement are used as defined in that Article; (d) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (e) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (f) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (g) the term "including" means "including without limitation"; (h) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (i) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and (j) references to any Person include that Person's successors and assigns.

                                   ARTICLE II

                 APPOINTMENT OF MASTER SERVICER; CERTAIN DUTIES
                    AND RESPONSIBILITIES OF MASTER SERVICER.

     SECTION 2.1 Appointment of Master Servicer. Owner hereby appoints Master Servicer as its agent to service the Transferred Receivables and enforce its rights and interests in and under the Transferred Receivables and to serve in such capacity until the termination of its responsibilities pursuant to Sections
5.1 or 6.1. In connection therewith, Master Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. Master Servicer may delegate any duties to any of its Affiliates without further action or subcontract with a Sub-Servicer for the collection, servicing or administration of the Transferred Receivables or any portion thereof; provided, that (a) Master Servicer shall remain liable and responsible for the performance of the duties and obligations of any such Affiliate or Sub-Servicer pursuant to the terms hereof and (b) any Sub-Servicing Agreement that may be entered into with, and any other transactions or services relating to the Transferred Receivables involving, a Sub-Servicer shall be deemed to be between the Sub-Servicer and Master Servicer alone, and Owner shall not be deemed party thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer.

     SECTION 2.2 Duties and Responsibilities of Master Servicer.

          (a) Subject to the provisions of this Agreement, Master Servicer shall conduct the servicing, administration and collection of the Transferred Receivables with reasonable care and diligence and in accordance with the Financing Agreements and the Credit and Collection Policies.

          (b) Owner shall provide Master Servicer not less than five (5) Business Days' prior notice of (i) any designation of additional or removed Accounts and (ii) any designation of any additional Originator contemplated pursuant to the First Tier Agreement. Any such designation, removal or change shall be effective for purposes of this Agreement on the date the designation, removal or change is given effect under the First Tier Agreement or the Second Tier Agreement, as specified by Owner to Master Servicer.

          (c) Following receipt of notice of any designation of additional or removed Accounts or an additional Originator pursuant to Section 2.2(b), Master Servicer shall assist Owner in producing any information required by Owner in connection with such designation or change.

          (d) Master Servicer shall not be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Transferred Receivables from the procedures, offices, employees and accounts used by Master Servicer in connection with servicing other receivables.

          (e) Master Servicer shall maintain fidelity bond or other appropriate insurance coverage insuring against losses through wrongdoing of its officers and employees who are involved in the servicing of receivables covering such actions and in such amounts as Master Servicer believes to be reasonable from time to time.

          (f) Master Servicer shall deliver Instruments and shall direct the Custodian as to the investment of funds credited to the Trust Accounts.

     SECTION 2.3 Unrelated Amounts. If Master Servicer determines that amounts which are not property of Owner ("Unrelated Amounts") have been deposited in the Collection Account, then Master Servicer shall provide evidence thereof to Owner no later than the first Business Day following the day on which Master Servicer had actual knowledge thereof. Upon receipt of any such notice, Master Servicer shall withdraw the Unrelated Amounts from the Collection Account, and the same shall not be treated as Collections on Transferred Receivables and shall not be subject to the provisions of Section 2.11.

     SECTION 2.4 Authorization of Master Servicer. Master Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the ownership of the Transferred Receivables by Owner and the pledge of the Transferred Receivables to the Indenture Trustee, in the determination of Master Servicer, to (a) collect all amounts due under each Transferred Receivable, including endorsing its name on checks and other instruments representing Collections on such Transferred Receivable, and executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to such Transferred Receivable, and (b) after a Transferred Receivable is at risk of imminently becoming delinquent or after a Transferred Receivable becomes delinquent (or if a Transferred Receivable is at risk of imminently becoming a Defaulted Receivable or after a Transferred Receivable becomes a Defaulted Receivable) and to the extent permitted under and in compliance with applicable law and regulations, (i) commence proceedings with respect to the enforcement of payment of such

Transferred Receivable and the related Financing Agreement, (ii) adjust, settle or compromise any payments due thereunder, and (iii) initiate proceedings against any Collateral Security securing the obligations due under such Transferred Receivable, and otherwise enforce and exercise rights with respect to such Collateral Security and the related Financing Agreements, in each case, consistent with the Credit and Collection Policies, (c) to make withdrawals from the Collection Account and any Series Account, as set forth in this Agreement, the Indenture or any Indenture Supplement, (d) to take any action required or permitted under any enhancement for any Series or class of Notes, as set forth in this Agreement, the Indenture or any Indenture Supplement and (e) deliver Instructions and other directions as to the investment of funds credited to the Trust Accounts on behalf of Owner; provided that such directions will limit the investment of funds only to Permitted Investments. Owner shall furnish (or cause to be furnished) Master Servicer with any powers of attorney and other documents necessary or appropriate to enable Master Servicer to carry out its servicing and administrative duties hereunder, and Owner shall assist Master Servicer to the fullest extent to enable Master Servicer to collect the Transferred Receivables and otherwise discharge its duties hereunder. Upon the request of a Dealer, and consistent with the Credit and Collection Policies, Master Servicer, on behalf of Owner, shall permit such Dealer to terminate any agreement (including any invoice) pursuant to, or under which, such Dealer is obligated to make payments with respect to any Receivable (a "Contract"); provided, that the Dealer shall have paid the Termination Amount, which shall constitute and be treated like Collections in respect of the related Receivable. "Termination Amount" means, with respect to a Contract, as of any date, the amount that the related Dealer owes under such Contract on such date, which shall not be less than, with respect to a (i) a Contract with prepayment rights, one hundred percent (100%) of the principal and accrued interest thereunder plus any premium set forth in such Contract, and (ii) a Contract without prepayment rights, one hundred percent (100%) of the principal and accrued interest thereunder plus any premium set forth in the related Credit and Collection Policies.

     SECTION 2.5 Servicing Fees. As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, Master Servicer shall be entitled to receive a monthly servicing fee in respect of any Monthly Period (or portion thereof) prior to the termination of Master Servicer's obligations under this Agreement (the "Monthly Servicing Fee"). The Monthly Servicing Fee for each Monthly Period shall equal one-twelfth of the product of (a) the total outstanding balance of Transferred Receivables that are Principal Receivables as of the beginning of the prior Monthly Period and (b) two percent (2%). The share of the Monthly Servicing Fee allocable to each Series of Notes shall be payable on the dates and in the amounts specified in the related Indenture Supplement. Owner shall be obligated to pay the excess of the Monthly Servicing Fee over the portions allocated as specified above. Master Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person, but not including federal, state, local income or franchise taxes of Owner) and shall not be entitled to any payment or reimbursement of those expenses other than the Monthly Servicing Fees.

     SECTION 2.6 Covenants of Master Servicer. Master Servicer covenants and agrees that from and after the Closing Date and until the date on which the outstanding balances of all Transferred Receivables have been reduced to zero:

          (a) Ownership of Transferred Receivables. Master Servicer shall identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that the Transferred Receivables are owned by Owner.

          (b) Compliance with Requirements of Law. Master Servicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Transferred Receivables and the related Accounts, will maintain in effect all qualifications required under Requirements of Law in order to properly service the Transferred Receivables and the related Accounts and will comply in all material respects with all other Requirements of Law in connection with servicing the Transferred Receivables and the related Accounts, the failure to comply with which would have a Material Adverse Effect.

          (c) No Rescission or Cancellation. Master Servicer shall not permit any rescission or cancellation of a Transferred Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority or in the ordinary course of its business and in accordance with the Credit and Collection Policies. Master Servicer shall reflect any such rescission or cancellation in its computer file related to the Accounts.

     If Master Servicer breaches either of the covenants contained in paragraph
(b) or (c) with respect to any Transferred Receivable or the related Account, and as a result thereof, Owner's rights in, to or under any Transferred Receivable(s) in the related Account or the proceeds of such Transferred Receivable are materially impaired or such proceeds are not available for any reason to Owner free and clear of any Lien, then no later than the expiration of sixty (60) days from the earlier to occur of the discovery of such event by Master Servicer, or receipt by Master Servicer of notice of such event given by Owner, all Transferred Receivables in the Account or Accounts to which such event relates shall be assigned to Master Servicer as set forth below; provided that such Transferred Receivables will not be assigned to Master Servicer if, on any day prior to the end of such sixty (60) day period, (i) the relevant breach shall have been cured and the covenant shall have been complied with in all material respects and (ii) Master Servicer shall have delivered an Officer's Certificate describing the nature of such breach and the manner in which such breach was cured.

     Master Servicer shall effect such assignment by paying Owner in immediately available funds prior to the related Payment Date in an amount equal to the amount of such Transferred Receivables, which deposit shall be considered a Collection with respect to such Receivables.

     Upon each such assignment to Master Servicer, Owner shall automatically and without further action be deemed to transfer, assign, set over and otherwise convey to Master Servicer, without recourse, representation or warranty all right, title and interest of Owner in and to such Transferred Receivables, all moneys due or to become due and all amounts received with respect thereto and all proceeds thereof. Owner shall execute such documents and instruments of transfer or assignment and take such other actions as shall be reasonably requested by Master Servicer to effect the conveyance of any such Transferred Receivables pursuant to this Section.

     SECTION 2.7 Reporting Requirements.

          (a) Master Servicer hereby agrees that, from and after the Closing Date and until the date on which the outstanding balances of all Transferred Receivables have been reduced to zero, it shall deliver or cause to be delivered financial statements, notices, and other information (including the reports required by Sections 2.8 and 2.9) at the times, to the Persons and S&P and in a manner set forth in Schedule 2.7.

          (b) Master Servicer shall deliver Instructions on behalf of Owner, and shall direct Custodian as to the investment of funds credited to the Trust Accounts; provided that Servicer will direct Custodian to invest only in Permitted Investments.

     SECTION 2.8 Annual Master Servicer's Certificate.

          (a) Master Servicer shall deliver to Owner on or before the 90th day following the end of each fiscal year of the Servicer, an Officer's Certificate of Master Servicer providing such information as is required under Item 1123 of Regulation AB of the Securities Act and the Exchange Act.

          (b) Master Servicer shall deliver to Owner on or before the 90th day following the end of each fiscal year of Master Servicer a report regarding Master Servicer's assessment of compliance with the applicable servicing criteria specified in Item 1122 of Regulation AB during the immediately preceding fiscal year, as required under Rules 13a-18 and 15d-18 of the Exchange Act.

     SECTION 2.9 Annual Independent Public Accountants' Servicing Report. On or before the 90th day following the end of each fiscal year of Master Servicer, Master Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to Master Servicer) to furnish a report to the Owner that attests to, and reports on, the Servicer's assessment delivered pursuant to Section 2.8, which attestation report shall be made in accordance with the requirements of Rule 15d-18 of the Exchange Act. The certification required by this paragraph may be replaced, at Master Servicer's option, by any similar certification using standards which are now or in the future in use by servicers of comparable assets and which in any event comply with any rule, regulation, "no-action" letter or similar guidance promulgated by the Securities and Exchange Commission.

     SECTION 2.10 Notices to Transferor. If GE Capital is no longer acting as Master Servicer, any Successor Master Servicer appointed pursuant to Section 6.2 shall deliver or make available to Owner each certificate and report required to be prepared, forwarded or delivered thereafter pursuant to Sections 2.7, 2.8 and 2.9.

     SECTION 2.11 Collections. Master Servicer shall apply all Collections for each Monthly Period as described in the Indenture and each Indenture Supplement.

     SECTION 2.12 Allocations and Disbursements. With respect to each Series, Master Servicer shall make the allocations and disbursements for such Series on behalf of the Owner as is required to be made by the Owner under the terms of the Indenture and the Indenture Supplement for such Series.

     SECTION 2.13 New Series. Pursuant to one or more Indenture Supplements, Owner may issue one or more new Series of Notes (a "New Issuance"), as more fully described in the Indenture. To enable Master Servicer to perform its obligations pursuant to Sections 2.11 and 2.12, Owner shall give reasonable prior notice to Master Servicer of each New Issuance and shall provide Master Servicer an opportunity to review and comment upon each Indenture Supplement. All outstanding Series shall be equally and ratably entitled as provided herein to the benefits of this Agreement without preference, priority or distinction, all in accordance with the terms and provisions of this Agreement except, with respect to any Series, as provided in the related Indenture Supplement.

     SECTION 2.14 Servicer Advances. On each Transfer Date, the Master Servicer shall have the right, but not the obligation, to make an advance to the Collection Account (each such advance, a "Servicer Advance") in an amount equal to the lesser of (a) the amount of principal and interest payable but not paid during the preceding Monthly Period by Dealers in respect of Delinquent Receivables owned by the Issuer and (b) the Payment Date Shortfall for the related Payment Date. The Master Servicer shall not make a Servicer Advance in respect of a Delinquent Receivable if the Master Servicer does not reasonably believe that future collections on such Delinquent Receivable shall equal or exceed the amount of such Servicer Advance (and interest on such Servicer Advance). Each Servicer Advance shall bear interest on each day until repaid in full at a rate per annum equal to the weighted average interest rate on the Notes that are Outstanding on such day. Servicer Advances shall be reimbursed after the Issuer has paid amounts owing to the Indenture Trustee (up to $25,000 for each calendar year), the Trustee (up to $25,000 for each calendar year) and the Administrator (up to $25,000 for each calendar year), but prior to payments of principal and interest on the Notes.

     As used in this Section 2.14, the following terms shall have the meanings set forth below:

     "Delinquent Receivable" shall mean a Receivable for which any payment of principal or interest by the related Dealer is more than one (1) day past due and less than thirty (30) days past due; provided that no Defaulted Receivable, Ineligible Receivable (as defined in the First Tier Agreement) or Designated Ineligible Receivable (as defined in the First Tier Agreement) shall be considered to be a Delinquent Receivable for purposes of this definition.

     "Payment Date Shortfall" means, on any Payment Date (determined as of the preceding Transfer Date) the sum, for all Indenture Supplements, of the excess, if any, of (a) the amount that is payable, from Series Accounts established under such Indenture Supplement on such Payment Date, to the Indenture Trustee, the Trustee, the Administrator and the Noteholders, over (b) the amount of funds that are available pursuant to such Indenture Supplements (without giving effect to any Servicer Advance) to make the payments contemplated by clause (a) of this sentence.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of Master Servicer. Master Servicer represents and warrants to Owner as of the date hereof and as of each Series Closing Date:

          (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business, and is in good standing, in each jurisdiction in which the servicing of the Transferred Receivables hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

          (b) It has the power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereby.

          (c) This Agreement has been duly authorized, executed and delivered by Master Servicer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors' rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

          (d) No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance by Master Servicer of this Agreement, other than consents, notices, filings and other actions which have been obtained or made or where the failure to obtain such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (e) There is no pending or, to its actual knowledge, threatened Litigation of a material nature against or affecting it in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, or
     (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Agreement.

          (f) Master Servicer (or a Sub-Servicer on its behalf) has in its possession all original copies of the Financing Agreements that evidence the Receivables. Such Financing Agreements do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person, other than pursuant to the Related Documents.

                                   ARTICLE IV

                 ADDITIONAL MATTERS RELATING TO MASTER SERVICER

     SECTION 4.1 Covenants of Master Servicer Regarding the Transferred Receivables.

          (a) Maintenance of Records and Books of Account. Master Servicer shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Transferred Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer records and other information, reasonably necessary or advisable for the collection of all the Transferred Receivables. Such documents, books and computer records shall reflect all facts giving rise to the Transferred Receivables, all payments and credits with respect thereto, and such documents, books and computer records shall indicate the interests of Owner in the Transferred Receivables.

          (b) Servicer Default. If a Servicer Default shall have occurred and be continuing, promptly upon request therefor, Master Servicer shall deliver to Owner records reflecting activity through the close of business on the Business Day immediately preceding the Servicer Default. Upon the occurrence and during the continuation of a Servicer Default, Master Servicer shall (i) deliver and turn over to Owner or to its representatives, or at the option of Owner shall provide Owner its representatives with access to, at any time, on demand of Owner, all of Master Servicer's facilities, personnel, books and records pertaining to the Transferred Receivables, including all Records, and (ii) allow Owner to occupy the premises of Master Servicer where such books, records and Records are maintained, and utilize such premises, the equipment thereon and any personnel of Master Servicer Owner may wish to employ to administer, service and collect the Transferred Receivables.

          (c) Notice of Adverse Claim. Master Servicer shall advise Owner promptly, in reasonable detail, (i) of any Lien (other than a "Permitted Encumbrance" as such term is defined in the Indenture) known to it made or asserted against any Transferred Receivable, and (ii) of the occurrence of any event known to it which would have a material adverse effect on the aggregate value of the Transferred Receivables.

          (d) Further Assurances. Master Servicer shall furnish to Owner from time to time such statements and schedules further identifying and describing the Transferred Receivables and such other reports in connection with the Transferred Receivables as Owner may reasonably request, all in reasonable detail.

          (e) Maintenance of Perfection and Priority. Master Servicer shall take such action, or execute and deliver such instruments as may be necessary or advisable to maintain and perfect, as a first priority interest, Owner's interests in the Transferred Receivables.

     SECTION 4.2 Merger or Consolidation of, or Assumption of the Obligations of Master Servicer.

          (a) Master Servicer shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

               (i) Master Servicer shall have provided prior written notice of such proposed consolidation or merger to Owner (and, if Owner has not notified each Rating Agency thereof, Master Servicer shall do so);

               (ii) the Person formed by such consolidation or into which Master Servicer is merged or the Person which acquires by conveyance or transfer the properties and assets of Master Servicer substantially as an entirety shall be a corporation or other entity organized and existing under the laws of the United States of America or any State or the District of Columbia and, if Master Servicer is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to Owner in form satisfactory to Owner, the performance of every covenant and obligation of Master Servicer hereunder;

               (iii) Master Servicer has delivered to Owner (A) an Officer's Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with, and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

               (iv) either (x) the Person formed by such consolidation or into which Master Servicer is merged or the Person which acquired by conveyance or transfer the properties and assets of Master Servicer substantially as an entirety shall be an Eligible Servicer (taking into account, in making such determination, the experience and operations of the predecessor Master Servicer) or (y) upon the effectiveness of such consolidation, merger, conveyance or transfer, a Successor Master Servicer shall have assumed the obligations of Master Servicer in accordance with this Agreement.

          (b) This Section 4.2 shall not be construed to prohibit or in any way limit Master Servicer's ability to effectuate any consolidation or merger pursuant to which Master Servicer would be the surviving entity.

     SECTION 4.3 Access to Certain Documentation and Information Regarding the Receivables. Master Servicer shall provide to Owner or its designees access to the documentation regarding the Accounts and the Transferred Receivables in such cases where Owner or such designee is required in connection with the enforcement of the rights of Owner or any of its creditors, or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (i) upon reasonable request, (ii) during normal business hours, (iii) subject to Master Servicer's normal security and confidentiality procedures and (iv) at offices designated by Master Servicer. Nothing in this
Section 4.3 shall derogate from the obligation of any Person to observe any applicable law prohibiting disclosure of information regarding the Dealers (or customers of Dealers), and the failure of Master Servicer to provide access as provided in this Section 4.3 as a result of such obligation shall not constitute a breach of this Section 4.3.

                                   ARTICLE V

                                SERVICER DEFAULTS

     SECTION 5.1 Servicer Defaults. If any of the following events (each, a "Servicer Default") shall occur (regardless of the reason therefor) with respect to Master Servicer:

          (a) any failure by Master Servicer to make any payment, transfer or deposit on or before the date occurring five (5) Business Days after the date such payment, transfer or deposit is required to be made or given by Master Servicer, as the case may be; provided, that, if such failure could not have been prevented by the exercise of reasonable due diligence by Master Servicer and such failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(a) until thirty-five (35) Business Days after the date of such failure;

          (b) failure on the part of Master Servicer duly to observe or perform in any material respect any other covenants or agreements of Master Servicer set forth in this Agreement which has a material adverse effect on Owner, which continues unremedied for a period of sixty (60) days after the date on which written notice of such failure requiring the same to be remedied shall have been given to Master Servicer by Owner; provided, that, if such failure could not have been prevented by the exercise of reasonable due diligence by Master Servicer and such failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(b) until one hundred twenty
     (120) days after the date of such failure;

          (c) Master Servicer delegates its duties, except as specifically permitted under Section 2.1, and such delegation continues for fifteen (15) days after written notice to Master Servicer by Owner;

          (d) any representation, warranty or certification made by Master Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect when made, which has a material adverse effect on Owner and which continues to be incorrect in any material respect for a period of sixty
     (60) days after the date on which written notice of such error or defect, requiring the same to be corrected or remedied, shall have been given to Master Servicer by Owner; provided, that, if the error or defect could not have been prevented by the exercise of reasonable due diligence by Master Servicer and such error or defect was caused by an act of God or other similar occurrence, then Master Servicer shall have an additional sixty
     (60) days to cure the default; or

          (e) Master Servicer shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Master Servicer in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of Master Servicer or for any substantial part of its property, or for the winding-up or liquidation of its affairs and, if instituted against Master Servicer, any such proceeding shall continue undismissed or unstayed and in effect, for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding shall occur; or the commencement by Master Servicer, of a voluntary case under any Debtor Relief Law, or such Person's consent to the entry of an order for relief in an involuntary case under any Debtor Relief Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or Master Servicer shall have taken any corporate action in furtherance of any of the foregoing actions;

then, in any such event, Owner may, by delivery of a Servicer Termination Notice to Master Servicer, terminate the servicing responsibilities of Master Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by Master Servicer. Upon the delivery of any such notice, all authority and power of Master Servicer under this Agreement shall pass to and be vested in the Successor Master Servicer acting pursuant to Section 6.2, provided, that notwithstanding anything to the contrary herein, Master Servicer agrees to act as Master Servicer and to continue to follow the procedures set forth in this Agreement with respect to Collections on the Transferred Receivables under this Agreement until a Successor Master Servicer has assumed the responsibilities and obligations of Master Servicer in accordance with
Section 6.2. Master Servicer shall send written notice to Owner and Owner shall forward such notice to S&P promptly after becoming aware of the occurrence of any Servicer Default or any event that, with notice or lapse of time or both, would become a Servicer Default.

                                   ARTICLE VI

                            SUCCESSOR MASTER SERVICER

     SECTION 6.1 Resignation of Master Servicer. Master Servicer may resign only in the circumstances set forth in clause (a) or (b) of this Section 6.1.

          (a) Master Servicer may resign from its obligations and duties hereunder upon the written consent of Owner if it finds a replacement servicer satisfying the eligibility criteria set forth in Section 6.2. No such resignation shall become effective until the replacement servicer shall have obtained Owner's approval and appointment pursuant to Section 6.2.

          (b) Master Servicer may resign from the obligations and duties hereby imposed on it upon determination that (i) in the determination of Master Servicer, the performance of its duties hereunder has become impermissible under applicable law, and (ii) there is no commercially reasonable action which Master Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until a Successor Master Servicer shall have assumed the responsibilities and obligations of Master Servicer in accordance with
     Section 6.2.

     SECTION 6.2 Appointment of the Successor Master Servicer. In connection with the termination of Master Servicer's responsibilities under this Agreement pursuant to Section 5.1 or 6.1, Owner shall appoint a successor master servicer that shall have a long-term debt rating of at least "Baa3" by Moody's and "BBB-" by S&P. The successor master servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Master Servicer under this Agreement (such successor master servicer being referred to as the "Successor Master Servicer"); provided, that the Successor Master Servicer shall have no responsibility for any actions of Master Servicer prior to the date of its appointment as Successor Master Servicer. The Successor Master Servicer shall accept its appointment by executing, acknowledging and delivering to Owner an instrument in form and substance acceptable to Owner. Owner shall provide prior written notice of such appointment to the Rating Agencies and the Indenture Trustee.

     SECTION 6.3 Duties of Master Servicer. At any time following the appointment of a Successor Master Servicer:

          (a) Master Servicer agrees that it shall terminate its activities as Master Servicer hereunder in a manner acceptable to Owner so as to facilitate the transfer of servicing to the Successor Master Servicer, including timely delivery (i) to Owner of any funds that were required to be deposited in the Collection Account, and (ii) to the Successor Master Servicer, at a place selected by the Successor Master Servicer, of all Servicing Records and other information with respect to the Transferred Receivables. Master Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Master Servicer all rights, powers, duties, responsibilities, obligations and liabilities of Master Servicer; and

          (b) Master Servicer shall terminate each Sub-Servicing Agreement that may have been entered into by it and the Successor Master Servicer shall not be deemed to have assumed any of Master Servicer's interest therein or to have replaced Master Servicer as a party to any such Sub-Servicing Agreement.

     SECTION 6.4 Effect of Termination or Resignation. Any termination or resignation of Master Servicer under this Agreement shall not affect any claims that Owner may have against Master Servicer for events or actions taken or not taken by Master Servicer arising prior to any such termination or resignation.

                                   ARTICLE VII

                                 INDEMNIFICATION

     SECTION 7.1 Indemnities by Master Servicer. Without limiting any other rights that Owner or its Affiliates or any director, officer, employee, trustee or agent or incorporator thereof (each a "Servicer Indemnified Person") may have hereunder or under applicable law, Master Servicer hereby agrees to indemnify each Servicer Indemnified Person from and against any and all Indemnified Amounts which may be imposed on, incurred by or asserted against a Servicer Indemnified Person to the extent arising out of or relating to any material breach of Master Servicer's obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (i) bad faith, gross negligence or willful misconduct on the part of a Servicer Indemnified Person or
(ii) uncollectible Receivables. Any Indemnified Amounts subject to the indemnification provisions of this Section 7.1 shall be paid to Servicer Indemnified Person within ten (10) Business Days following demand therefor.

     SECTION 7.2 Limitation of Damages; Indemnified Persons. NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

     SECTION 7.3 Limitation on Liability of Master Servicer and Others. Except as provided in Section 7.1, neither Master Servicer nor any of the directors, officers, employees or agents of Master Servicer, in its capacity as Master Servicer (each a "Master Servicer Related Party") shall be under any liability to Owner or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Master Servicer pursuant to this Agreement; provided, that this provision shall not protect Master Servicer or any Master Servicer Related Party against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Master Servicer and any Master Servicer Related Party may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than Master Servicer) respecting any matters arising hereunder. Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Master Servicer in accordance with this Agreement and which in its reasonable judgment may involve it in any expense or liability.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.1 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile or other electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 8.1), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

     If to Master Servicer:

          General Electric Capital Corporation
          44 Old Ridgebury Road
          Danbury CT 06810
          Attn: Capital Market, Operations
          Telephone: (203) 796-5518
          Telecopy: (203) 796-5554

     If to Owner:

          GE Dealer Floorplan Master Note Trust
          c/o The Bank of New York
          101 Barclay Street, Floor 8 West (ABS Unit)
          New York, NY 10286
          Attention: Antonio Vayas
          Telephone: (212) 815-8322
          Telecopy: (212) 815-2493 or 3883
     with a copy to:

          General Electric Capital Corporation, as Administrator
          44 Old Ridgebury Road
          Danbury, CT 06810
          Attn: Capital Market, Operations
          Telephone: (203) 796-5518
          Telecopy: (203) 796-5554

     SECTION 8.2 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of Owner and Master Servicer and their respective successors and permitted assigns. Except as set forth in Section 2.1, or Article VI, Master Servicer may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of Owner and satisfaction of the S&P Condition. Any such purported assignment, transfer, hypothecation or other conveyance by Master Servicer without the prior express written consent of Owner shall be void. Owner may, at any time, assign any of its rights and obligations under this Agreement to any Person and any such assignee may further assign at any time its rights and obligations under this Agreement, in each case, without the consent of Master Servicer. Each of Owner and Master Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of Owner or Master Servicer hereunder, as applicable.

     SECTION 8.3 Termination; Survival of Obligations. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date on which the outstanding balances of all Transferred Receivables have been reduced to zero; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by Master Servicer pursuant to Article III, the indemnification and payment provisions of Article VII and Sections 8.4 and 8.12 shall be continuing and shall survive such reduction.

     SECTION 8.4 No Proceedings. Master Servicer hereby agrees that, from and after the Closing Date and until the date one year plus one day following the date on which the outstanding balances of all Transferred Receivables have been reduced to zero, it will not, directly or indirectly, institute or cause to be instituted against Owner any proceeding of the type referred to in Section 5.1(e); provided that the foregoing shall not in any way limit Master Servicer's right to pursue any other creditor rights or remedies that Master Servicer may have for claims against Owner.

     SECTION 8.5 Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 8.6.

     SECTION 8.6 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and the S&P Condition shall have been satisfied.

     SECTION 8.7 No Waiver; Remedies. The failure by Owner, at any time or times, to require strict performance by Master Servicer of any provision of this Agreement shall not waive, affect or diminish any right of Owner thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Master Servicer contained in this Agreement and no breach or default by Master Servicer hereunder, shall be deemed to have been suspended or waived by Owner unless such waiver or suspension is by an instrument in writing signed by an officer or other duly authorized signatory of Owner and directed to Master Servicer specifying such suspension or waiver and the S&P Condition shall have been satisfied. The rights and remedies of Owner under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Owner may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

     SECTION 8.8 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

          (b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY

     REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 8.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          (c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 8.9 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Executed counterparts of this Agreement may be delivered electronically.

     SECTION 8.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     SECTION 8.11 Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     SECTION 8.12 Limited Recourse.

          (a) The obligations of Owner under this Agreement are solely the obligations of Owner. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any incorporator, shareholder, officer, manager, member or director, past, present or future, of Owner or of any successor or of its constituent members or its other Affiliates, either directly or through Owner or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released. Any accrued obligations owing by Owner under this Agreement shall be payable by Owner solely to the extent that funds are available therefor from time to time in accordance with the provisions of Section 2.11 and the priority of payments in the applicable Indenture Supplement (provided that such accrued obligations shall not be extinguished until paid in full).

          (b) The obligations of Master Servicer under this Agreement are solely the obligations of Master Servicer. No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Agreement, against any shareholder, employee, officer, manager, member or director, agent or organizer, past, present or future, of Master Servicer or of any successor thereto, either directly or through Master Servicer or any successor thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

     SECTION 8.13 Further Assurances. Master Servicer shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that Owner may request to enable Owner to exercise and enforce its rights under this Agreement or otherwise carry out more effectively the provisions and purposes of this Agreement.

     SECTION 8.14 Pledge of Assets. Master Servicer hereby acknowledges that the Owner has granted a security interest in the Transferred Receivables to the Indenture Trustee under the Indenture, and hereby waives any defenses it may have against the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Indenture Trustee. Accordingly, the parties hereto agree that, in the event of foreclosure by the Indenture Trustee, the Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein. Master Servicer hereby agrees to deliver to the Indenture Trustee a copy of all notices to be delivered by Master Servicer to Owner hereunder.

     SECTION 8.15 Waiver of Setoff. Master Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this Agreement.

     SECTION 8.16 Limitation of Liability of the Trustee. Notwithstanding anything contained herein to the contrary, this instrument has been signed by The Bank of New York (Delaware), not in its individual capacity but solely in its capacity as Trustee of Owner, and in no event shall The Bank of New York (Delaware), in its individual capacity, or any beneficial owner of Owner have any liability for the representations, warranties, covenants, agreements or other obligations of Owner hereunder, as to all of which recourse shall be had solely to the assets of Owner. For all purposes of this Agreement, in the performance of any duties or obligations of Owner thereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of the Trust Agreement.

     SECTION 8.17 Continued Effectiveness of the Existing Servicing Agreement. As amended and restated hereby, the Existing Servicing Agreement shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

                               [Signatures Follow]

     IN WITNESS WHEREOF, the parties have caused this Servicing Agreement to be executed as of the date first above written.

                                        GE DEALER FLOORPLAN MASTER NOTE TRUST,
                                        as Owner

                                        By: The Bank of New York (Delaware),
                                            not in its individual capacity, but
                                            solely as Trustee on behalf of Owner


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                        as Master Servicer


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                  SCHEDULE 2.7

                             REPORTING REQUIREMENTS

     Master Servicer shall prepare a monthly report on behalf of Owner for each Series that is outstanding in the manner described in the Indenture Supplement for such Series. Master Servicer shall also provide the Indenture Trustee with an electronic or written form of such report for each such Series for delivery as set forth in the Indenture Supplement for such Series.


                                       2.7